Exhibit 1

IMPORTANT ANNOUNCEMENT
Embraer’s Board of Directors appoints Maurício Botelho’s successor

São José dos Campos, August 4, 2006 - Embraer announces that at a meeting held today its Board of Directors appointed Frederico Fleury Curado to succeed Maurício Botelho as President and CEO of Embraer, to be elected in April 2007, in accordance with a previously defined and publicly announced schedule.

After that date, Maurício Botelho will remain as Chairman of Embraer’s Board of Directors, a position he has held since last March 31, with a three-year term ending April 2009.

Frederico Fleury Curado, 45, was born in Rio de Janeiro and received his under-graduate degree in Mechanical and Aeronautical Engineering from Brazil’s Aeronautics Technological Institute (Instituto Tecnológico de Aeronáutica – ITA). In addition, he has received his post-graduate degree in Foreign Trade at the Getúlio Vargas Foundation (Fundação Getúlio Vargas - FGV) and has completed the International Executive MBA program at the São Paulo University (Universidade de São Paulo - USP).

Since 1984, Frederico Fleury Curado has occupied several positions at Embraer in different areas, such as Production, Quality, Planning, Organizational Development, and Commercial. The experience that he has gained while at the Company, together with the strong leadership shown during the difficult years prior and after the Company’s privatization, qualified him to become a member of the key team led by Maurício Botelho,  responsible for Embraer’s turnaround and re-structuring.

As Embraer Executive Vice-President, Airline Market, during the last eight years, Frederico Fleury Curado has been leading this business unit with significant results, notably: the consolidation of the ERJ 145 family in the market, the launch, introduction and good acceptance of the EMBRAER 170/190 family in the world market, the growth of the Company’s customer portfolio, the establishment of operations in Singapore and China, and the expansion of Embraer’s customer support services worldwide.

His profound knowledge of Embraer – its culture, businesses, people and customers – combined with his strong leadership, makes Frederico Fleury Curado the appropriate person to guide Embraer from April 2007 into the future.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

This announcement, nine months before completion of the succession process, aims at ensuring a smooth and harmonious transition process. During this time period, Embraer’s Chairman of the Board, President and CEO Maurício Botelho will continue at the helm of Embraer conducting the transition process and ensuring the transmission of relevant information and relationships, without hurting or jeopardizing the good course of business.

The Board of Directors appointed Frederico Fleury Curado (R) to succeed
Maurício Botelho (L) as President and CEO of Embraer

Embraer Image Gallery
Visit the Embraer Image Gallery at www.embraer.com

Embraer Image Gallery
Visit the Embraer Image Gallery at www.embraer.com

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866

Note to Editors
Embraer (Empresa Brasileira de Aeronáutica S.A. - NYSE: ERJ; Bovespa: EMBR3) is the world’s leading manufacturer of Commercial jets up to 110 seats with 36 years of experience in designing, developing, manufacturing, selling and providing after sales support to aircraft for the Commercial aviation, Executive aviation, and Defense and Government segments.  With headquarters in São José dos Campos, state of São Paulo, the Company has offices and customer service bases in the United States, France, Portugal, China and Singapore. Embraer is among Brazil’s leading exporting companies. As of June 30, 2006, Embraer had a total workforce of 17,538 people, and its firm order backlog totaled US$ 10.2 billion.

This document may contain forward-looking statements regarding circumstances or events yet to take place. Such statements are based largely on current expectations, forecasts of future events, assumptions and on financial tendencies that affect the Company’s businesses, and may prove not to be accurate and are not guarantees of performance.  They are subject to risks, uncertainties and assumptions that are difficult to predict and that may include, among others: general economic, political and trade conditions in Brazil and in those markets where the Company does business; expectations on industry trends; the Company’s investment plans; its capacity to develop and deliver products on the dates previously agreed upon; and existing and future governmental regulations.  The actual results can, therefore, differ substantially from those previously published as Company expectations.  Further, in view of the inherent risks and uncertainties, the estimates, events and circumstances in such statements may not occur.  The words “believe”, “may”, “is able”, “will be able”, “estimate”, “intend”, “continue”, “project”, “anticipate”, “expect” and other similar terms are supposed to identify such forward-looking statements. The Company is not obligated to publish updates nor to revise any such statements due to new information, future events or otherwise.

PRESS OFFICES

Headquarters	North America	Europe, Middle East and Africa		China

Rosana Dias	Pedro Ferraz	Stéphane Guilbaud	Catherine Fracchia	Tracy Chen
rosana.dias@embraer.com.br	pedro.ferraz@embraer.com	sguilbaud@embraer.fr	cfracchia@embraer.fr	tracy.chen@bjs.embraer.com
Cell: (+55 12) 9724 4929	Cell: (+1 954) 651 1871	Cell: (+33 6) 7522 8519	Cell: (+33 6) 7523 6903	Cell: (+86) 1391 018 2281
Phone: (+55 12) 3927 1311	Phone: (+1 954) 359 3414	Phone: (+33 1) 4938 4455	Phone: (+33 1) 4938 4530	Phone: (+86 10) 6505 5045
Fax: (+55 12) 3927 2411	Fax: (+1 954) 359 4755	Fax: (+33 1) 4938 4456	Fax: (+33 1) 4938 4456	Fax: (+86 10) 6505 9866